Exhibit 14.1

CODE OF ETHICS AND BUSINESS CONDUCT

Dear Compass Minerals Employees,

Compass Minerals has a long tradition and solid reputation of ethical behavior and high performance in the industries we serve. For almost two centuries, we have provided essential minerals that enhance the lives of people around the world. From salt to plant nutrition to sustainable storage, we are committed to being the best essential minerals company – delivering where and when it matters.

It is up to each of us to preserve our reputation for the future of Compass Minerals. Our company’s success depends on us performing at a high level and in an ethical manner. How we treat one another and how we interact with our customers, suppliers and other stakeholders has a direct impact on our business. With our Core Values of Integrity, Respect, Collaboration, Value Creation and High Performance to guide us, we will continue to uphold our company’s steadfast reputation and strive for success. We are each personally responsible for upholding these Core Values and not compromising when faced with difficult decisions.

While our Core Values influence our behaviors, our Code of Ethics and Business Conduct helps us to understand how to embody these values and act appropriately in the workplace. When facing challenging situations, we must act ethically, not only to comply with laws, regulations and company policies, but also because it is the right thing to do. Our Code has long served us well in helping us make correct choices and take appropriate actions. Let our Code continue to be the guide during our decision-making process.

Every employee, regardless of location or role, is expected to review our Code thoroughly so we all make the right decision in any situation. By embracing and demonstrating our Core Values and the principles within our Code, we will maintain our culture of performance and accountability, empowerment and transparency.

Fran Malecha
President and CEO

COMPASS TO THE CORE

OUR MISSION »

To help us reach our strategic goals, our company’s mission is “to be the best essential minerals company by delivering where and when it matters.”

OUR CORE VALUES »

Our Core Values of Integrity, Respect, Collaboration, Value Creation and High Performance help empower us to fulfill our Mission. They guide our decisions and actions. By practicing these behaviors every day, we can all contribute to the success of Compass Minerals.

Not only do our Core Values serve as daily guidelines, they help us perform to our potential, deliver on our customers’ expectations, sustainably manage our operations and partner better with one another.

We are each responsible for knowing, living and demonstrating our Core Values in everything we do:

INTEGRITY
We operate in a fair and transparent manner, embracing the highest ethical standards in everything we do.

RESPECT
We are committed to creating a diverse, safe and inclusive organization where all are treated with dignity.

COLLABORATION
We accomplish more through cooperation and teamwork.

VALUE CREATION
We deliver the best possible results for our customers and shareholders in a manner that respects the resources entrusted to us.

HIGH PERFORMANCE
We achieve excellence through initiative, accountability and superior results.

OUR CORE PURPOSE »

At Compass Minerals, we have the ability to do something essential. Through the responsible transformation of the earth’s natural resources, we help keep people safe, feed the world and enrich lives. We embrace this responsibility with a passion for quality, consistency and reliability. What we do each and every day makes a real difference.

TABLE OF CONTENTS

1. OUR CODE OF ETHICS AND BUSINESS CONDUCT	6
1.1 Our Responsibilities	7
1.2 Special Responsibilities for Leaders and Managers	7
1.3 Reporting Concerns and Seeking Guidance	8
1.4 Non-Retaliation Policy	9
1.5 Consequences of Violations	9
1.6 Certifications	9
1.7 Conflict with Local Laws	9
1.8 Waivers and Amendments	10

2. INTEGRITY	11
2.1 Conflicts of Interest	12
2.1a Business Gifts and Entertainment	12
2.2 Protection of Information and Assets	13
2.2a Confidential Information	13
2.2b Physical Assets	14
2.2c Intellectual Property	14
2.3 Responsibilities to Our Stockholders	15
2.3a Accurate Business Records	15
2.3b Financial Statement Integrity	16
2.3c Records Retention	16
2.3d Audits and Investigations	16
2.3e Public Disclosures and Media Inquiries	16
2.4 Insider Trading	17
2.5 Fair Competition	18
2.6 Anti-Corruption	19
2.7 Global Business	20
2.7a Trade Controls	20
2.7b Anti-Boycott	21
2.7c Conflict Minerals	21
2.7d Anti-Money Laundering	21

3. RESPECT	22
3.1 Non-Discrimination	23
3.2 Harassment-Free Workplace	23
3.3 Employee Data Privacy	23
3.4 Health and Safety	24
3.4a Commitment to Safety	24
3.4b Workplace Violence	24
3.4c Drug and Substance Abuse	25
3.5 Human Rights	25

4. COLLABORATION	26
4.1 Diversity and Inclusion	27
4.2 Teamwork	27
4.3 Network Security	27
4.4 Internet and Email Usage	28
4.5 Social Media	28

5. VALUE CREATION	30
5.1 Customer Focus	31
5.2 Government Customers	31
5.3 Environment	31
5.4 Community and Political Involvement	32

6. HIGH PERFORMANCE	33
6.1 Performance Culture	34

7. ETHICAL BEHAVIOR DECISION TREE	35

8. COMPANY RESOURCES	36

» OUR CODE OF ETHICS AND BUSINESS CONDUCT

1.1    OUR RESPONSIBILITIES
1.2    SPECIAL RESPONSIBILITIES FOR LEADERS AND MANAGERS
1.3    REPORTING CONCERNS AND SEEKING GUIDANCE
1.4    NON-RETALIATION POLICY
1.5    CONSEQUENCES OF VIOLATIONS
1.6    CERTIFICATIONS
1.7    CONFLICT WITH LOCAL LAWS
1.8    WAIVERS AND AMENDMENTS

1.     OUR CODE OF ETHICS AND BUSINESS CONDUCT

OUR CODE »
Our Code of Ethics and Business Conduct (our “Code”) outlines our shared ethical principles and standards for doing business the right way. Our Code governs our decisions and actions, whether we are underground in a mine, in our plants, warehouses or depots, selling our products to customers, or working in offices.

Our Code is grounded in our Core Values – Integrity, Respect, Collaboration, Value Creation and High Performance. Together, our Core Values and Code serve as our guide on behaviors that are expected of us to conduct business ethically and responsibly and be “Compass to the Core.” Our Code helps us resolve ethical dilemmas we may face when the right choice is not clear, and provides resources to contact should our Code not address a particular concern or situation that may arise.

Our Code applies to all employees, officers and directors of Compass Minerals International, Inc. and all of our affiliated companies (collectively, the “company”) without exception and without regard to seniority, tenure, job type or location. We each have a duty to follow our Code, regardless of whether doing so may result in the loss of business to the company. No one should feel that compromising our shared ethical duties under our Code is justified by increased profits or perceived business or personal gains.

We also expect everyone working on our company’s behalf, including consultants, agents, suppliers and business partners to adhere to our ethical principles and standards and all applicable laws. A third party should never be asked to engage in activity that violates our Code, Core Values or applicable laws.

1.1    OUR RESPONSIBILITIES »

We each have a shared responsibility to live our Core Values and know and follow our Code and other company policies. To fulfill our responsibilities, we must:

»	Read and understand our Code.

»	Complete training on our Code and other compliance topics in a timely manner.

»	Comply with the standards set forth in our Code and complete any required annual certifications.

»	Seek advice and guidance from Company Resources listed at the end of our Code.

»	Report any known or suspected violations of our Code or applicable law to Company Resources or through our Ethics Hotline.

1.2    SPECIAL RESPONSIBILITIES FOR LEADERS AND MANAGERS »

Beyond our individual responsibilities, leaders and managers have additional responsibilities under our Code. If we lead or supervise others, we must demonstrate ethical leadership. To fulfill our leadership commitment, we must:

»	Exhibit appropriate behaviors consistent with our Core Values and our Code.

»	Foster a positive and respectful work environment for all employees.

»	Actively communicate the importance of living our Core Values and discussing the ethical and legal implications of business decisions.

»	Respond timely and appropriately to colleagues who seek advice or raise concerns, ensuring they feel secure and at ease in doing so.

»	Seek guidance from Company Resources as needed.

»	Maintain accountability among all employees.

1.3    REPORTING CONCERNS AND SEEKING GUIDANCE »

We will likely face a situation in which we are uncertain about the right course of action. In many situations, our Core Values, our Code, good judgment and other company policies will provide the guidance we need. If it is not clear how a given situation should be handled, then we should always seek guidance from Company Resources. There are many different Company Resources available, including:

»	Your manager or your manager’s manager

»	Human Resources

»	Legal Team

»	Internal Audit Team

A comprehensive list of Company Resources can be found at the end of our Code.

In addition to seeking guidance, we are each expected to report any known or suspected violations of our Code, company policy or applicable law to Company Resources or through our Ethics Hotline. Reports made through our Ethics Hotline may be done anonymously as permitted by local law. In particular, certain European countries limit the topics that can be reported anonymously.

WE HAVE MANY OPTIONS THAT ALLOW US TO SPEAK UP AND BE HEARD! »

Walk in and talk to managers
Email or call company resources
Use company hotline via web or phone

CONFIDENTIAL HOTLINE REPORTING OPTIONS AVAILABLE 24 HOURS A DAY, SEVEN DAYS A WEEK:
»    U.S. and Canada (toll-free): +1 866-755-1743 (toll-free)
»    U.K.: 0-800-89-0011 or 0-500-89-0011, then 866-755-1743
»    International: 011-704-943-0143
»    Website: https://www.compliance-helpline.com/CMP.jsp

We will promptly and fairly investigate reports of any known or suspected violations of our Code, company policy or applicable law in accordance with our legal and ethical obligations. When feasible, and to the extent permitted by local law, we will protect the confidentiality of the reporting source. Appropriate corrective or disciplinary action for violations will be taken whenever necessary.

1.4    NON-RETALIATION POLICY »

We should all feel comfortable reporting perceived violations of our Code, company policy or any other illegal or unethical behavior. It is not always easy to speak up, but doing so ensures that our company continues to have a safe and respectful work environment. We prohibit any retaliation against anyone who in good faith reports activity or behavior that he or she reasonably believes is unlawful, unethical or in violation of our policies. Retaliation is against our Core Values and will not be tolerated.

Retaliation occurs when an employee experiences an adverse employment action because he or she reported misconduct by another employee, participated in a company investigation, filed a complaint alleging prohibited conduct, or otherwise objected to conduct that he or she reasonably believed was unlawful, unethical or in violation of company policy. Retaliation is especially harmful because it may have the effect of silencing not only the individual reporting the misconduct, but also other employees who may no longer feel comfortable speaking up about inappropriate behavior. This “chilling effect” interferes with our ability to become aware of misconduct and address it in a timely manner.

For additional guidance, please see our Policy Against Retaliation.

1.5    CONSEQUENCES OF VIOLATIONS »

Violations of our Code, company policies or applicable laws have serious consequences for both the company and the individuals involved. Failure to comply with our Code, company policies or applicable laws can result in disciplinary action, up to and including termination of employment as permitted by local law, as well as potential civil and criminal liability.

1.6    CERTIFICATIONS »

All salaried employees are required to annually certify they have read and understood our Code and have and will continue to comply with our Code.

Our Code sets forth the expectations of our individual behaviors. The consequences of violating our Code could result in discipline or even termination of employment. Our Code does not create a contract, guarantee of employment or convey any specific employment rights for any period of time.

1.7    CONFLICT WITH LOCAL LAWS »

We have an ethical and legal obligation to comply with all applicable laws. There may be instances when our Code conflicts with local or any applicable law. Should this situation arise, we must comply with the applicable law. When our Code imposes additional expectations or higher standards than applicable law, we are expected to embrace the expectations in our Code. If local customs or practices conflict with our Code, our Code must be followed.

1.8     WAIVERS AND AMENDMENTS »

Waivers of our Code will be granted only in extraordinary circumstances and must be made in writing. Only the Chief Executive Officer with guidance from the General Counsel may grant waivers of our Code for employees, and only the Board of Directors or a designated committee of the Board of Directors is authorized to grant waivers of our Code for executive officers or directors. In addition, we reserve the right to amend or supplement our Code and other company policies without prior notice.

Ultimately, by living our Core Values, embracing our Code, and following our policies and applicable laws, we further our company’s Core Purpose to help keep people safe, feed the world and enrich lives.

» INTEGRITY

WE OPERATE IN A FAIR AND TRANSPARENT MANNER, EMBRACING THE HIGHEST ETHICAL STANDARDS IN EVERYTHING WE DO.
2.1    CONFLICTS OF INTEREST
2.1a    Business Gifts and Entertainment
2.2    PROTECTION OF INFORMATION AND ASSETS
2.2a    Confidential Information
2.2b    Physical Assets
2.2c    Intellectual Property
2.3    RESPONSIBILITIES TO OUR STOCKHOLDERS
2.3a    Accurate Business Records
2.3b    Financial Statement Integrity
2.3c    Records Retention
2.4d    Audits and Investigations
2.5e    Public Disclosures and Media Inquiries
2.4    INSIDER TRADING
2.5    FAIR COMPETITION
2.6    ANTI-CORRUPTION
2.7    GLOBAL BUSINESS
2.7a    Trade Controls
2.7b    Anti-Boycott
2.7c    Conflict Minerals
2.7d    Anti-Money Laundering

2.    INTEGRITY

2.1    CONFLICTS OF INTEREST »

We all have a duty of loyalty and an obligation to act in the best interest of the company at all times. A conflict of interest occurs when our personal interest interferes, or appears to interfere, with the company’s interests or our ability to perform our jobs without bias. In serving the best interests of our company, we should strive to remove ourselves from situations where our personal interests could inappropriately influence our business judgment.

Conflicts of interest may arise when we, a family member or a friend:

»	Engage in activities that compete with, or appear to compete with, Compass Minerals’ interests.

»	Obtain personal benefits, gifts or favors because of our position with Compass Minerals.

»	Have a significant financial interest in one of Compass Minerals’ suppliers, customers or competitors.

»	Allow our decisions at work to be influenced, or appear to be influenced, by personal or family interests or relationships.

»	Divert a business opportunity away from Compass Minerals for personal benefit.

»	Engage in outside employment or service on a board of directors that interferes with our job performance or responsibilities to Compass Minerals.

»	Use company property, information or resources for personal benefit or the benefit of others.

It is not always easy to identify conflicts of interest. They can take many forms and arise in a wide variety of contexts. Often it is helpful to talk these matters over with someone who is neutral and objective. If, in the course of our work, it feels like there is tension between what is best for us personally and what is best for our company, then we need to discuss the situation with our manager or another Company Resource.

All potential conflicts of interest must be disclosed.

If we believe we may have a conflict of interest, or something that others could reasonably perceive as a conflict of interest, we must report all facts and circumstances of the potential conflict in writing to our manager and the
Legal Team. The Legal Team will work with us to determine whether a conflict of interest exists and, if so, how best to address it. Many conflicts can be resolved by open and honest discussion. It is important to note that while being involved in a potential conflict of interest does not violate our Code, failure or delay in reporting a potential or actual conflict of interest is a serious violation.

2.1a    Business Gifts and Entertainment »

Business gifts and entertainment are often customary courtesies in developing and maintaining strong working relationships with customers, suppliers and other providers. However, gifts and entertainment is one area where there is a significant risk for the appearance of a conflict of interest, an actual conflict of interest, or even concerns about bribery or corruption. We are expected to be transparent and exercise good judgment when giving and receiving gifts.

KEY PRINCIPLE

NOMINAL GIFTS Nominal gifts are typically up to $100 (USD) annually to/from the same person or business entity.
REASONABLE ENTERTAINMENT Expenses up to $200 (USD) annually to/from the same person or business entity are considered reasonable entertainment.

In general, we are discouraged from accepting gifts or entertainment from our customers, suppliers and other providers. Small gifts of nominal value and reasonable entertainment, as detailed in the above chart, may be accepted at our discretion. If we receive gifts or entertainment in excess of these values, we must seek approval from our manager and the Legal Team to retain the gift or participate in the entertainment. If cultural custom or business courtesy dictates that we not return the items to the donor, then we must contact our manager and the Legal Team to determine how best to handle the situation.

When it is customary for us to provide gifts or entertainment to our customers, suppliers and other providers, it is important we exercise discretion, limit such activities to nominal gifts and reasonable entertainment, submit proper expense reports in accordance with our policies, and obtain approval from our manager and the Legal Team when providing gifts or entertainment in excess of these values.

Giving or offering even a simple gift or meal to a government official can be illegal and is prohibited without prior Legal Team approval.

For additional guidance, please see our Conflicts of Interest Policy and our P-Card Policy.

Parker, the Vice President of Procurement, is tasked with purchasing potash at various processing facilities. Parker purchases from multiple suppliers, but he has become good friends with one such supplier, Tim at XYZ Potash Co. While Parker is in negotiations with multiple potash suppliers for next year’s supply, Tim invites Parker and his spouse on a ski vacation.

WHAT SHOULD PARKER DO?

Parker should respectfully decline Tim’s invitation. Although Parker and Tim are good friends, Tim may have ulterior motives for inviting Parker on an expensive vacation. Furthermore, even if Parker pays his own expenses for the trip, maintaining such a close personal relationship with a major supplier creates, at the very least, the appearance of a conflict of interest.

2.2    PROTECTION OF INFORMATION AND ASSETS »

It is our collective responsibility to protect and ensure careful use of company information and assets. This includes tangible and intangible assets, such as our mines, plants, business equipment, vehicles, computers and product, as well as intellectual property and confidential information.

2.2a    Confidential Information »

During our employment, we may receive sensitive or non-public information from a variety of sources, both internally and externally, and we must do all we can to protect this confidential information. In the course of our job duties, we may receive confidential information about Compass Minerals, our customers, suppliers or other third parties.

KEY PRINCIPLE

Confidential information includes all non-public information that, if improperly disclosed, might be useful to competitors, or detrimental to Compass Minerals, our customers, suppliers or other third parties.

Regardless of the source of confidential information or whether such information is about our company or a third party, we must maintain the confidentiality of information entrusted to us. For reputational as well as legal reasons, it is important that we not disclose such information except in the performance of assigned duties, when the release of such information is authorized by the appropriate company officer, or when disclosure is required by law. The obligation to protect confidential information continues even after employment ends.

Our obligation of confidentiality does not prohibit us from raising concerns about potential violations of law or our Code within the company or to appropriate government authorities.

For additional guidance, please see our Confidential Information Policy.

2.2b    Physical Assets »

Compass Minerals depends on us to use company assets honestly and efficiently, and to safeguard them against loss, theft, carelessness and misuse. Company assets include items such as mines, plants, business equipment, vehicles, computers and products, among other things. Limited personal use of company computers and phones is acceptable provided such equipment is primarily used for business purposes and any personal use does not interfere with our ability to perform our job responsibilities, violate company policy or applicable law, or result in personal gain. Compass Minerals reserves the right to monitor, record, disclose, audit and delete without prior notice, all usage of our network and technological equipment, to the extent permitted by local law.

For additional guidance, please see the “Use of Company Assets and Resources” section of our Conflicts of Interest Policy.

2.2c    Intellectual Property »
Intellectual property, such as patents, trademarks and trade secrets, are highly valuable assets and we are committed to ensuring our proprietary assets are not infringed upon or misappropriated by others. We must never allow a third party to use our intellectual property without proper authorization or use our trademarks in a degrading, defamatory or otherwise offensive manner. Our ongoing research and development activities, as well as our intellectual property, are confidential information and should not be disclosed to anyone outside of Compass Minerals, or to anyone internally without a legitimate business reason. This type of disclosure can seriously reduce the value of our intellectual property and potentially destroy our commercial advantage.
Innovation of new or improved operational methods, processes and ideas is encouraged at Compass Minerals. Any work product we create, in whole or part, in connection with our duties and/or using company time, resources or information, belongs to Compass Minerals. It is important we promptly disclose any invention related to our business to our manager and the Legal Team to ensure it is protected as intellectual property.
For additional guidance, please see our Intellectual Property Rights Policy.

Liam, an engineer working on the development of a new proprietary fertilizer formulation, is at a cocktail party with his neighbors. The product is nearly ready for launch, and Liam is excited about the benefits it will provide. When the conversation turns to work, he is tempted to provide just a few details about the product to his neighbors. Telling the group that he cannot discuss the specifics of his work does not seem very neighborly, and it’s probably harmless for Liam to explain the product to his neighbors at this late stage of development...

…RIGHT?

Wrong. We must never disclose private information about intellectual property to anyone outside of the company. In fact, it is also important that we do not disclose such information to others within the company unless they have a need to know. Doing so has the potential to destroy any value the new product might otherwise provide.

2.3    RESPONSIBILITIES TO OUR STOCKHOLDERS »
As a publicly traded company, we have the responsibility to protect the interest of our stockholders. Acting with responsibility and transparency goes hand in hand with our Core Values of Integrity and Value Creation. We create value for our stockholders by maintaining accurate business records and ensuring our financial statements accurately reflect our business, our earnings and our financial condition.

2.3a    Accurate Business Records »
Accurate and reliable records are essential to our business, as they enable us to make sound business decisions and produce accurate and complete disclosures. Our records are the basis of our earnings statements, financial reports and other disclosures to the public, and they guide our business decision-making and strategic planning.
All of us, not just our finance and accounting colleagues, have a responsibility to ensure company records are complete, accurate and reliable. We each create business records every day, such as sales contracts, purchasing agreements, payroll records, timecards, travel and expense reports, emails, accounting and financial data, measurement and performance records, electronic data files, and all other records maintained in the ordinary course of our business.

Accurate books and records are more than just an administrative or technical requirement. They provide the basis for our compliance with a host of other important policies and laws, and are the foundation of our most strategic business decisions.

The accuracy and effectiveness of our records depend on us to:

»	Prepare, process and approve business records that are accurate, complete and comply with our Core Values, our Code, company policy and applicable laws, and our procedures.

»	Use thoughtful, appropriate and accurate wording when creating written documents.

»	Timely and accurately record all transactions in accordance with generally accepted accounting principles and our internal controls.

»	Never falsify a record or modify records in any way to mislead others.

»	Never hide or destroy documents or records that are subject to an investigation, litigation hold or government proceeding.

»
Follow our records retention policy on the procedures for maintaining and destroying documents and records in any format, including electronic and paper (except to the extent destruction is prohibited for any reason).

»	Cooperate with our internal and external auditors and follow internal controls and procedures.

2.3b    Financial Statement Integrity »
The integrity of our financial statements is at the center of our integrity as a company. Any actual or perceived irregularities in our financial statements must be reported to the Chief Financial Officer, Corporate Controller, General Counsel, Audit Committee Chair or the Ethics Hotline.

2.3c    Records Retention »
It is our shared responsibility to retain our records for business purposes, as well as to ensure compliance with tax, regulatory or other requirements. We must familiarize ourselves with our Records Retention Policy so that we know what must be retained and when and how to destroy these records once they become less relevant. Should a conflict arise between our policy and local law, the longer retention period shall apply.
If records under our control are subject to a litigation hold issued by the Legal Team, we must preserve these records until instructed otherwise by the Legal Team.
For additional guidance, please see our Records Retention Policy.

2.3d    Audits and Investigations »
We each have an obligation to cooperate with all internal and external audits and investigations. This means we must provide our internal auditors, as well as our external auditors, with the information to which they are entitled and maintain the confidentiality of such investigations. We will not take any action to fraudulently influence, force, manipulate or mislead any internal or external auditors or investigators engaged in the performance of an audit or investigation. We should consult with the Legal Team if we have any questions about what information the auditor or investigator is requesting and entitled to obtain.
In the event of a government investigation, we must know how to respond appropriately to a government or regulatory request for information or investigation. We are committed to cooperating lawfully, and any information provided must be truthful and accurate. Upon receipt of any non-routine request for information from a government or regulatory agency, please seek advice from the Legal Team before responding.
2.3e    Public Disclosures and Media Inquiries »
As a public company, it is critical that all external communications with investment analysts, the media, and investors be consistent and accurate. Public statements on our company’s behalf must be made only by the appropriate source within the company.
All media inquiries must be referred to Corporate Affairs, and investor and financial analyst inquiries must be referred to Investor Relations. All public speaking engagements related to the company’s business or products must be approved by Corporate Affairs in advance.

For additional guidance, please see our Media Policy and Guidelines for Fair Disclosure to the Investment Community Policy.

2.4    INSIDER TRADING »
As employees, we may learn of information that would likely affect the price of Compass Minerals’ stock or other securities once it is publicly known. We should never use this information for personal gain.
Insider trading occurs when someone with material, non-public information about a company buys or sells its stock, or shares that information with someone else who then buys or sells stock in the company based on that knowledge.
Information is considered to be “material, non-public information” when it:

»
Could reasonably be expected to have an impact on a company’s stock price, such as planned merger and acquisition activity, unannounced changes in financial performance (e.g., revenues, earnings or dividends), corporate restructurings or significant personnel changes.

»	Has not been widely disseminated or disclosed to the public (e.g., through a news release or an SEC filing).
Violating our Securities Trading Policy or insider trading laws puts not only our company’s reputation at risk, but also may subject you to serious repercussions, including employee disciplinary actions and severe civil and criminal penalties in the form of fines and possible jail time.

Tips for Complying with our Securities Trading Policy and Insider Trading Laws

Never:

»	Buy or sell company stock (or any other company’s stock) when aware of material, non-public information concerning that company.

»	Give others, such as family or friends, tips on when to buy or sell company stock (or any other company’s stock) when aware of material, non-public information concerning that company.

»	Share material, non-public information with anyone outside the company, including family or friends.

»	Post material, non-public information to any public or private online forum, such as social media websites.

Certain employees, including members of the company’s Board of Directors, executive officers and others identified by the company as “insiders,” are subject to additional restrictions on buying and selling company stock, such as restrictive trading windows and pre-clearance trading authorization. If you are subject to these restrictions, you will be notified by the Legal Team. Even if you are not subject to these restrictions, you may never buy or sell stock when aware of material, non-public information.
For additional guidance, please see our Securities Trading Policy. Please contact the Legal Team with any questions.

Emma has been working hard on a news release announcing the company’s decision to purchase two additional mines in the Southern U.S. She arrives late to Sunday dinner with her spouse and in-laws because she was finalizing the news release, which is scheduled to be publicly distributed the following morning. During dinner, her mother-in-law asks what exactly was so important that Emma was late to the family meal.

WHAT CAN EMMA TELL HER?

Unfortunately, Emma cannot tell her mother-in-law or even her spouse specifically what she was working on. Emma may tell them it was an important issue to the company and hopefully the details will be made public soon, but she may not provide them with any specifics. By disclosing material, non-public information to anyone, including family and friends, Emma would put the company’s reputation at risk, and may even subject herself and anyone who trades the company stock based on that information to criminal insider trading laws.

2.5    FAIR COMPETITION »
We compete vigorously and honestly based on the quality of our products and services, and are committed to never engaging in, or supporting, unfair or illegal business practices. Most countries around the world have competition laws (known in the U.S. as antitrust laws) designed to encourage competition in business for the benefit of consumers. While these laws vary around the world, their general purpose is to prevent a company or a group of companies from dominating or monopolizing the market, or using their market power to unreasonably restrain competition.
When we interact with competitors, we must be especially vigilant to ensure our discussions comply with applicable competition laws. In particular, communications with competitors regarding coordinating pricing, allocating markets or dividing customers are not consistent with our Core Values, company policy and the law. Violations of competition laws can result in substantial penalties for the company and individuals, including imprisonment.

DON’T	DO
Discuss or otherwise communicate about commercially sensitive information with our competitors, such as: » pricing » production or sales volumes » geographic market focus » bidding activities/process	Expressly object to any discussion or meeting activities that might run afoul of these competition law guidelines, remove ourselves from such discussions and promptly contact the Legal Team.
Agree with others to limit production or to not do business with certain customers or suppliers or in certain geographic markets.	Gather competitive intelligence in appropriate ways, such as through third-party industry reports; not by asking our peers at competitor companies.
Act, speak or write in terms of “market dominance,” “eliminating competitors” or “coordinating industry activities.”	Compete vigorously but fairly.

For additional guidance, please see our Antitrust and Competition Law Policy. Given the complexities of these laws, please seek assistance from the Legal Team if it is unclear how these laws apply to a particular situation.

Reagan is attending a meeting of the Salt Institute, a trade association for the salt industry, on behalf of Compass Minerals when she strikes up a conversation with a few close friends of hers from other companies. After chatting about the especially snowy winter weather this year, one friend casually asks Reagan how Compass Minerals was addressing the road salt shortages currently facing the Northeastern U.S.

HOW SHOULD REAGAN RESPOND?

Reagan must politely but firmly tell her friend they should not discuss production volumes. If the discussion continues among other members in the group, Reagan must object again, promptly leave the conversation and contact the Legal Team. While trade associations can be a positive force for industry advocacy and education, they also provide fertile ground for competition law violations.

2.6    ANTI-CORRUPTION »
Conducting our business with integrity is at the heart of what we do at Compass Minerals. We are committed to never offering or accepting bribes, kickbacks or other improper payments, whether directly or indirectly. As an international company, we must comply with all applicable anti-corruption laws, including the U.S. Foreign Corrupt Practices Act (FCPA), which applies to all of our global operations. In addition, we are also subject to various local anti-corruption laws, such as the U.K. Bribery Act and the Brazilian Anti-Corruption Law, which in some instances are more restrictive than the FCPA.

KEY PRINCIPLE

We must never make, promise, offer or authorize the making of a bribe, kickback or other improper payment to anyone, especially government officials, in connection with our company’s business, if the purpose or intent is to improperly obtain an unfair business advantage.

A BRIBE generally includes anything of value, including cash payments, charitable donations, loans, travel and entertainment, gifts, in-kind services, or any other payment or thing of value.

A KICKBACK is the return of a sum of money already paid or due to be paid as a reward for making or fostering business arrangements.

Our company policy and the laws in this area are far-reaching. The FCPA, for example, applies to all of us regardless of where we are based or in what country we are doing business. We may not accept or offer corrupt payments directly and we may not do so through third parties (e.g., agents, representatives, consultants and distributors). We should select such third parties carefully, as we personally and our company may be held responsible for their actions.
While corrupt payments to all types of recipients are prohibited, we must be especially careful when interacting with government officials. Government officials include any government officer or employee (whether national or local), political party officials, political candidates, employees of government-owned or government-controlled entities, and certain family members or designees of any of the foregoing individuals.
In certain limited situations, we may make facilitating payments to speed up the performance of a routine government action. Such facilitating payments must be small, infrequent payments, and only made if clearly permissible under local law. These payments are only acceptable where the official does not have outright discretion over approving or denying the request that is the subject of the facilitating payment. This is a narrow exception to anti-corruption laws and only applies in certain jurisdictions and under very limited circumstances. Consult with the Legal Team before making or promising to make any facilitating payment.

Accurate recordkeeping is required to ensure compliance with all applicable anti-corruption laws. All of our transactions, no matter how small, must be recorded accurately and in compliance with our internal controls.
It is critically important we remain in compliance with all anti-corruption laws. Violating these laws can severely harm our company’s long-standing reputation as an ethical business and result in civil and criminal penalties for the company and individuals involved.
For additional guidance, please see our Anti-Corruption Policy.

Grace has been charged with coordinating the activities of an agent of the company assisting with the development of new markets in South Africa. The agent has been very successful in finding new business opportunities for the company. During Grace’s recent visit to Johannesburg, the agent informs Grace that one reason for his success has been the small cash payments he has made to certain customs officials to “grease the skids” and expedite the granting of the company’s import licenses.

WHAT ISSUES SHOULD BE RUNNING THROUGH GRACE’S MIND, AND HOW SHOULD SHE RESPOND TO THE AGENT?

Grace recalls her anti-corruption training and various issues start swirling in her head. She knows the FCPA extends to all international activities, regardless of whether the company is engaging in the conduct directly or through an agent. It is unlikely the exception for “facilitating payments” would apply here, and in any event, Grace must not make that determination without consulting the Legal Team. Above all else, Grace knows this situation simply does not “feel right,” and she is obligated (ethically, legally and under our Code) to alert the Legal Team as soon as possible. In the meantime, Grace should tell the agent she is uncomfortable with these payments to the customs officials and he should not make any further such payments.

2.7    GLOBAL BUSINESS »
As an expanding company, we are doing business around the world. It is important to remember laws vary and we must comply with all applicable laws. We are committed to treating our customers, suppliers, competitors and each other with integrity and never take advantage of anyone through manipulation, concealment, misrepresentation or any other unfair-dealing practice.

2.7a    Trade Controls »
We are committed to complying with all applicable trade laws, which includes country-specific import and export control laws, as well as general restrictions imposed on all of our operations under U.S. law. These restrictions might apply to certain goods or services, particular countries, or even specific individuals. This body of law is complicated and constantly changing.

We export goods, services or technology when we ship it from one country to another country.

We import goods, services or technology when we bring it from one country into another country.

Those of us involved in international transactions on behalf of our company should ensure our transactions comply with applicable trade restrictions by conducting adequate due diligence on our counterparties and also other interested parties, such as shipping companies, freight forwarders, agents, consignees and financial institutions. Importantly, we cannot circumvent trade control laws by acting as a conduit – for example, by shipping goods to Country A, an approved country, with the knowledge those goods will be re-exported to Country B, a banned country.

Tips for Complying with International Trade Controls

»
Understand all restrictions that apply to the international transaction – whether because of the type of goods or services involved, the destination or origination country, or the specific individuals involved.

»	Confirm the products are not being shipped, or are intended to ultimately be shipped, to a prohibited destination.

»	Conduct due diligence on all parties involved in the transaction to ensure they do not appear on published trade control lists.

For additional guidance, please see our Global Trade Policy. Given the complexities of these laws, please seek assistance from the Legal Team if it is unclear how these laws apply to a particular situation.

2.7b    Anti-Boycott »
In certain countries, companies are encouraged or mandated to require an agreement from customers and suppliers that they do not do business with particular companies, nations or groups of people based on race, religion or national origin. Boycott-related requests can be verbal or included in a request for proposal, supplier questionnaire, contract, purchase order, letter of credit or shipping documents. Agreeing to such provisions is against our Core Values and applicable laws.
Upon receiving a request to participate in an illegal boycott or any unordinary restrictions, immediately report such a request to the Legal Team.

2.7c    Conflict Minerals »
We do not currently manufacture any products containing conflict minerals (e.g., tin, tungsten, tantalum and gold), nor do we currently purchase or sell any such conflict minerals. If at any time in the future we were to purchase or sell conflict minerals, or use them in our manufacturing process, we would not source such minerals from conflict regions.

2.7d    Anti-Money Laundering »
Money laundering is an illegal activity designed to make an illegitimate source of funds appear legitimate. In order to adhere to the law and maintain our company’s strong ethical reputation, we must ensure we always conduct our business with respectable suppliers and customers for legitimate business purposes.
Red flags include demands for payment in cash, unnecessary use of offshore accounts to transfer funds, and requests that payment route through unrelated third parties with no connection to the underlying transaction. Please report any suspected money laundering, or attempts to engage in money laundering, to the Legal Team.

» RESPECT

WE ARE COMMITTED TO CREATING A DIVERSE, SAFE AND INCLUSIVE ORGANIZATION WHERE ALL ARE TREATED WITH DIGNITY.
3.1    NON-DISCRIMINATION
3.2    HARASSMENT-FREE WORKPLACE
3.3    EMPLOYEE DATA PRIVACY
3.4    HEALTH AND SAFETY
3.4a    Commitment to Safety
3.4b    Workplace Violence
3.4c    Drug and Substance Abuse
3.5    HUMAN RIGHTS

3.    RESPECT

3.1    NON-DISCRIMINATION »
We embrace diversity in all its forms – such as differences in gender, age, race, religion and sexual orientation, to name just a few. Non-discrimination is important, not only from legal and ethical standpoints, but also because diversity enables us to best achieve our company’s business objectives.
We are firmly committed to making all employment-related decisions without regard to race, color, religion, sex, age, national origin, sexual orientation, gender identity, gender expression, protected military status, protected veteran status, qualified disability status or any other legally protected characteristic. Employment-related decisions include recruitment, hiring, training and development, promotion, transfer, termination, layoff, compensation, benefits, social and recreational programs, and all other conditions and privileges of employment in accordance with applicable laws.
For additional guidance, please see our Equal Employment Opportunity Policy.

3.2    HARASSMENT-FREE WORKPLACE »
We are expected to behave in a manner that encourages respect and dignity, and supports a safe and respectful work environment. Our company does not tolerate harassment, intimidation or violence that jeopardizes that feeling of safety. Harassment is any form of misconduct, whether verbal, physical or visual, towards another person that creates hostile and intimidating working conditions and undermines the integrity of the employment relationship. It is completely unacceptable to engage in any form of harassment. Regardless of whether the conduct is illegal under applicable law, we will not tolerate behavior that creates a hostile or intimidating work environment.
For additional guidance, please see our Policy Against Sexual and Other Unlawful Harassment.
Ivan, an administrative assistant, is known around the office to be quite crass. He regularly makes jokes with a level of sexual innuendo, sends emails to groups of people with sexually suggestive material, and makes comments about women’s bodies to his colleagues. Often these comments are overheard by others in the office, but he rarely makes such statements directly to the women about whom he is commenting. Maria, a manager, has many times overheard these sexually vulgar jokes and comments about her female peers, and has received some of the crass and suggestive emails from Ivan.

WHAT, IF ANYTHING, SHOULD MARIA DO?

Maria should treat Ivan’s conduct as sexual harassment under our Code and report it to her manager. Although Ivan’s conduct is not specifically directed at Maria, his actions might rise to the level of creating a hostile work environment for those around him, even if they are not being directly targeted by Ivan’s crass behavior. It also does not make any difference that Maria is a manager and Ivan is an assistant. Harassment is not always directed from a superior to a subordinate. If Maria is uncomfortable reporting it to her manager, then she should contact Human Resources or the Legal Team.

3.3    EMPLOYEE DATA PRIVACY »
Our company needs to collect and process certain personal information about us for various human resources functions and as otherwise required by law. We take precautions to protect sensitive personal information and only use such information in a lawful and proper manner. Personal information privacy laws vary by country, and we must take care to comply with the differing requirements of the various jurisdictions in which we operate.

3.4    HEALTH AND SAFETY »
Compass Minerals is strongly committed to excellence in health and safety and strives for continuous improvement in each of these areas. As employees, we have a right, as well as the responsibility, to maintain a safe workplace by ensuring we all comply with our safety policies and report any violations by others. All health and safety concerns should be reported to our manager, Environmental Health and Safety (EHS) leader and/or Human Resource Business Partner.

3.4a    Commitment to Safety »
We understand that to prevent employee and contractor injuries, we must approach safety excellence from many directions at once.
We must set a high standard of risk mitigation, have a robust safety management system, and support a culture of full engagement and personal accountability at all levels of the organization. We have developed a multifaceted approach to safety excellence to help us “Get to Zero.”
We continuously determine the status of our improvements by assessing both injury incidents, non-injury incidents (e.g., near misses/near hits), and our proactive key performance indicators (KPIs). Our operations and EHS teams meet annually to ensure the best KPIs are being tracked, targets set, and their status reviewed regularly. This process supports our identification of areas of improvement.
Our approach to safety excellence will help us deliver on our commitment to our employees, contractors, their families, and our customers to be the safest essential minerals company in the world.

KEY PRINCIPLE

We are committed to meeting our safety objectives by:

»	Incorporating hazard identification and risk management into every decision, every day. We pause, identify, discuss and plan our work – every time.

»	Working diligently to proactively identify and mitigate potential risks in our operations before an incident occurs. We focus on the possible consequence, not the likelihood.

»	Identifying and responding to incidents that do not involve injuries to the same degree as those that do result in injuries. We focus on potential severity, not actual outcome.

»	Engineering out the risks we identify to the maximum extent possible. We are not satisfied with the lowest level of control; we strive for hazard elimination.

»	Engaging all employees in meeting the objective of zero injuries and incidents. We know that it takes a village and we are a family.

3.4b    Workplace Violence »
We prohibit the possession of all weapons, including firearms, inside any of our facilities and, where permitted under local law, all company premises such as parking lots. We have zero tolerance for workplace violence of any kind, including any verbal or written threats of violence or intimidation.

What is workplace violence?

»	Using or attempting to use physical force that causes or could cause physical injury to any employee, agent, customer or visitor.

»	Threatening to harm any employee, agent, customer or visitor.

»	Intimidating, bullying, belligerent or other aggressive behavior.

»	Damaging or threatening to damage company property or the property of any employee, agent, customer or visitor.

»	Possessing a dangerous weapon on company property without prior authorization (e.g., authorized security).

»	Engaging in stalking behavior of any employee, agent, customer or visitor.

We each have a responsibility to report any activity we believe will likely result in, or has resulted in, violence.

3.4c    Drug and Substance Abuse »
As part of our commitment to a safe and healthy work environment, we all must be free from the influence of alcohol, drugs and improperly used prescription medicine while on company premises or conducting business on behalf of Compass Minerals. Substance abuse, while at work or otherwise, endangers the safety of our employees as well as the general public. It also creates a variety of workplace problems, including increased injuries, absenteeism, and health care and benefit costs, as well as decreased morale and productivity, and a decline in the quality of our products.
If we are taking medicine that may impair our ability to work safely, we must notify our manager and take the necessary precautions.
For additional guidance, please see our Environmental, Health, Safety and Security Policy, Workplace Violence Prevention Policy and Substance Abuse Policy.

3.5    HUMAN RIGHTS »
We promote human rights by adhering to all applicable labor laws, providing fair and equitable wages, and maintaining zero tolerance for the use of forced, indentured or involuntary labor either within our company or anywhere in our supply chain.

» COLLABORATION

WE ACCOMPLISH MORE THROUGH COOPERATION AND TEAMWORK.

4.1    DIVERSITY AND INCLUSION
4.2    TEAMWORK
4.3    NETWORK SECURITY
4.4    INTERNET AND EMAIL USAGE
4.5    SOCIAL MEDIA

4.    COLLABORATION

4.1    DIVERSITY AND INCLUSION »
At Compass Minerals, we value diversity and inclusion. Diversity is about recognizing, respecting and valuing what makes each of us unique: our backgrounds, personal and professional experiences, skills, personality, thought processes, lifestyle, ethnicity, gender, beliefs, age and other differences. It is a combination of the visible and invisible differences that shape our views, perspective and approach.
Collaboration occurs in an inclusive environment that embraces the strengths of our individual differences. We all play an important part in creating and maintaining an inclusive work environment where we each feel valued and respected for who we are and our contributions.

KEY PRINCIPLE

We promote diversity and inclusion by:

»	Respecting the diversity of our thoughts, talents and experiences.

»	Engaging one another to understand and benefit from our different perspectives.

»	Empowering each other to fully contribute.

»	Working cooperatively as a team toward a common goal.

»	Being open to learning new cultures and thought processes.

»	Thinking before we speak and being sensitive to others.

»	Cultivating a culture of trust, transparency and respect.

4.2    TEAMWORK »
Teamwork is a key element of successful collaboration at Compass Minerals. The work we do in teams provides many advantages and benefits, including diversity of knowledge, ideas and tools we all bring to the table. At Compass Minerals, our teams are dedicated to meaningful, exciting and challenging work. Our performance culture empowers employees to work in an atmosphere supportive of entrepreneurial spirit and collaborative efforts. This culture enables every individual in the organization to work proactively to achieve the company objectives and do something essential, every day.

4.3    NETWORK SECURITY »
As our world becomes increasingly connected by new technologies, network security is critical to our company’s continued success. We are each responsible for ensuring our company’s information technology systems remain protected from unauthorized access by:

»	Avoiding websites that are off-limits under company policy.

»	Identifying and reporting “phishing” scams or other electronic attempts to illicitly obtain company information or assets.

»	Not sharing our passwords.

»	Understanding and complying with network security guidelines as directed by the Information Technology Team.

4.4    INTERNET AND EMAIL USAGE »
The internet, email and other modern technologies give us the ability to collaborate and communicate in ways never before imagined. However, there is also the potential to misuse these technologies in ways that can damage our company, hinder our productivity and even put our personal safety at risk (such as driving while texting).
We all have an obligation to use company property and resources in an appropriate manner. This extends to company internet, email and other communications and technology systems. Although limited personal use of our company’s technological equipment is allowed, these resources should be used primarily for business purposes. It is also important to remember these company assets are not the private property of any employee, and we should not consider any email or other message we send using company property or servers to be private or confidential from the company. To the extent permitted by law, the company may access and monitor any communications that utilize company systems or devices.
In addition, it is critically important that none of us composes, sends or reads text messages or emails while driving. In fact, we discourage all use of phones or other handheld electronic devices while operating a vehicle. If we must use a phone or other such device, we should utilize a hands-free system.
For additional guidance, please see our Communication Systems, Electronic Mail and Internet Policy.

4.5    SOCIAL MEDIA »
We respect the use of social media as a means of personal expression. However, social media has the potential to blur personal and professional lines. Although there may be legitimate reasons to mention our company on social media, those situations are far outnumbered by the many topics not to discuss on social media.

TOPICS THAT SHOULD NOT BE ADDRESSED ON SOCIAL MEDIA	COMMENTS
Any material, non-public information
Discussing these topics on social media, whether in public or private forums, could severely damage our company’s reputation and may also result in the violation of insider trading or other securities laws.

Communication with the media or investors	The company has specific resources and individuals dedicated to this purpose, and all such communications on behalf of the company should come solely from those individuals.
Communication with competitors
There are legitimate reasons why the company might communicate with our competitors, but these communications must come from the proper source under appropriate circumstances in order to remain compliant with all applicable competition laws.

If there is any doubt about whether a particular topic is appropriate for social media, please contact the appropriate Company Resource prior to posting.
For additional guidance, please see our Social Media Policy.

Rory, a business development analyst, is pleased to have the opportunity to represent the company by traveling to Spain to finalize an acquisition of a leading manufacturer of specialty plant nutrients. After arriving in Spain, he snaps a photo of the city skyline and posts it to his Facebook® page with the caption: “Landed in beautiful Barcelona! Can’t wait to get down to business tomorrow and hopefully close this deal!”

DOES RORY’S POST RAISE ANY CONCERNS?

Yes. Although Rory may have thought his post was innocent enough, his indication that he is in Barcelona to close a business deal might be material, non-public information under the law. Disclosing this information on social media, even within his private network on Facebook®, could damage the company’s reputation and may also result in the violation of securities laws, as well as his confidentiality obligations. If he wanted to post about his travels, he should have simply said, “Landed in beautiful Barcelona!”

» VALUE CREATION

WE DELIVER THE BEST POSSIBLE RESULTS FOR OUR CUSTOMERS AND SHAREHOLDERS IN A MANNER THAT RESPECTS THE RESOURCES ENTRUSTED TO US.
5.1    CUSTOMER FOCUS
5.2    GOVERNMENT CUSTOMERS
5.3    ENVIRONMENT
5.4    COMMUNITY AND POLITICAL INVOLVEMENT

5.    VALUE CREATION

5.1    CUSTOMER FOCUS »
We are committed to providing industry-leading product quality and customer service to all our customers. We honor this commitment, regardless of customer size or location, product type or order quantity, through each step of the customer experience: marketing, production, delivery and invoicing.

We focus on our customers by:

»	Engaging in fair marketing.

»	Producing quality products.

»	Delivering world-class customer service.

»	Providing accurate billing.

5.2    GOVERNMENT CUSTOMERS »
All of our customers are important to us, but we have special obligations when our customer is a governmental entity. We regularly sell our products to governmental entities, such as federal, state and local governmental divisions and agencies. In these cases, certain legal rules and contractual requirements are often much stricter and more complex than when we deal with commercial customers.
For those who work with government contracts, we must ensure total compliance with these legal and contractual requirements. If there is any doubt about how to comply with these rules, please seek guidance from our Legal Team and the government customer.

Noelle, a sales manager for highway deicing products, is having lunch at a local diner with Pedro, a long-time buyer of rock salt for the state of Illinois. Noelle offers to pick up the check – a modest $35 tab – but Pedro insists they split the bill.

HOW SHOULD NOELLE HANDLE THIS?

Noelle should absolutely split the bill with Pedro. Although buying lunch for a customer might be common practice and perfectly legitimate when dealing with a for-profit company, we are generally prohibited by law from giving such gifts to government employees. Noelle should contact the Legal Team if she is unsure of the rules in this area, but as a best practice, she should avoid any gifts to government customers unless she is certain such gifts are permissible.

5.3    ENVIRONMENT »
Minimizing our environmental impact and promoting sustainability are important aspects of our business longevity and profitability. From the products we produce to the processes we use to deliver products safely to our customers, we seek ways to conserve energy, increase efficiency and reduce waste. We are committed to responsible stewardship across our entire value chain and strive to adhere to our corporate sustainability principles. We recognize our responsibility to create economic and social value, while operating in a manner that minimizes environmental impact and preserves natural resources for future generations.

For additional guidance, please see our Environmental, Health, Safety and Security Policy.
5.4    COMMUNITY AND POLITICAL INVOLVEMENT »
At Compass Minerals, we are encouraged to be actively involved in our communities through volunteering and participating in charitable and professional organizations. In doing so, we promote value creation in the communities in which we live and work. While our company supports these activities and invests in our communities, obtain approval prior to using our company’s name or resources in such activities and ensure any charitable contributions comply with applicable laws.
Participation in political activities is a personal choice. Political activities should be done outside of work hours and solely in our personal capacity.
As a corporate citizen, Compass Minerals may take stands on issues of public policy, particularly those that affect our business interests. Compass Minerals may also decide to contribute to certain charitable causes. However, we should never feel pressured to personally adopt a political viewpoint or support specific charitable causes in order to advance our career with the company.
We also need to be mindful of our activities to ensure they do not constitute lobbying on behalf of the company. We should be particularly careful of communicating with government officials in an attempt to influence policy or administrative decisions. Any and all lobbying activities must be vetted through the Legal Team prior to engaging in such activities to ensure all applicable laws are being followed.
For additional guidance, please see our Anti-Corruption and Political Involvement Policy and our Charitable Contributions Guidelines. If in doubt, consult with the Legal Team.

» HIGH PERFORMANCE

WE ACHIEVE EXCELLENCE THROUGH INITIATIVE, ACCOUNTABILITY AND SUPERIOR RESULTS.

6.1     PERFORMANCE CULTURE

6.    HIGH PERFORMANCE

6.1    PERFORMANCE CULTURE »
Our performance culture is about achieving excellence, and at the center of this concept are our Mission and Core Values upon which our Code is built. We can only create a true performance culture and achieve the high performance of which we are capable if we work together to embody the principles outlined in our Code.

7.     ETHICAL BEHAVIOR DECISION TREE

8.     COMPANY RESOURCES
In addition to seeking guidance, we are each expected to report any known or suspected violations of our Code, company policy or applicable law to Company Resources or through our Ethics Hotline, which is managed by an independent third-party provider. Reports made through our Ethics Hotline may be done anonymously as permitted by local law. In particular, certain European countries limit the topics that can be reported anonymously.

RESOURCE	CONTACT INFORMATION	SCOPE
Managers, local leaders or regional leaders		Ask questions, raise issues, seek guidance or express concerns
Human Resources	Human Resources Business Partner Corporate HR 913-344-9200 humanresources@compassminerals.com	Employment and labor matters (e.g., harassment, workplace violence, substance abuse)
Compass Quest	compassquest@compassminerals.com	Ask questions, raise issues, seek guidance or express concerns
Ethics and Compliance
913-344-9200
legal@compassminerals.com

Ethics Hotline:
» U.S./Canada (toll-free):
1-866-755-1743
» UK: 0-800-89-0011
or 0-500-89-0011 then 866-755-1743
» International: 011-704-943-0143
» Website: https://www.
compliance-helpline.com/CMP.jsp
Ask questions, raise issues, seek guidance or express concerns about any issue, including our Code, Core Values, policies and any other ethics or compliance concerns
Environmental, Health and Safety (EHS)	Local or Corporate EHS Leaders 913-344-9200 ehs@compassminerals.com	Environmental, health and safety matters, including compliance programs and management systems
Finance Chief Financial Officer	913-344-9200 finance@compassminerals.com	Ask questions, raise issues, seek guidance or express concerns about accounting policies and practices, internal controls, financial reporting or other ethical matters
Internal Audit	913-344-9200 internalaudit@compassminerals.com	Ask questions, raise issues, seek guidance or express concerns about internal controls or auditing
Investor Relations	913.344.9200 investorrelations@compassminerals.com	Shareholder or analyst inquiries or issues
Legal Team General Counsel	913-344-9200 legal@compassminerals.com
Interpretation of local laws, questions regarding gifts and entertainment, bribery and corruption prevention, fair competition, trading in stock, antitrust, health care fraud and abuse, interactions with customers, records management, intellectual property, consultants, agents or any other legal issues, ethical concerns or general policy questions

Corporate Affairs	913-344-9200 corporateaffairs@compassminerals.com	Media inquiries or issues
Audit Committee of the Board of Directors	Audit Committee of the Board of Directors 9900 W 109th Street, Suite 100 Overland Park, KS 66210	Written concerns regarding accounting, internal controls, financial reporting, auditing or other ethical matters

No matter the method of reporting, we all play a role in bringing concerns to our company’s attention so issues can be quickly and fully addressed. If concerns are not adequately addressed after being reported through one channel or to one Company Resource, promptly report the issue to another Company Resource or through our Ethics Hotline.

Compass Minerals
HIGH PERFORMANCE
VALUE CREATION
COLLABORATION
RESPECT
INTEGRITY

COMPASS TO THE CORE

INTEGRITY
RESPECT
COLLABORATION
VALUE CREATION
HIGH PERFORMANCE

© 2016 Compass Minerals